Exhibit 3.1

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Summit Materials Management Company, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington Zip Code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 24th day of September, 2008.

By: /s/ Eric Young
Authorized Person (s)
Name: Eric Young, Esq.

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

SUMMIT MATERIALS MANAGEMENT COMPANY, LLC

This Certificate of Amendment to the Certificate of Formation of Summit Materials Management Company, LLC (the “Company”), dated January 28, 2009, has been duly executed and is being filed by the undersigned pursuant to the provisions of Section 18-202 of the Delaware Limited Liability Company Act, to amend the Certificate of Formation of the Company, which was filed on September 24, 2008 with the Secretary of State of the State of Delaware (the “Certificate”).

1. The name of the limited liability company is Summit Materials Management Company, LLC.

2. The Certificate is amended by deleting Article First thereof in its entirety and replacing such Article with the following:

“The name of the limited liability company is Summit Materials, LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first written above.

By:	/s/ Thomas W. Hill
Name:	Thomas W. Hill
Title:	Manager

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